American CareSource Holdings, Inc. Announces that the SEC Has Declared Effective Its Registration Statement Covering 4,292,280 Shares of Common Stock

IRVING, TX -- 05/11/2006 -- American CareSource Holdings, Inc. (OTC BB: ACSH) a healthcare services company today announced that the Securities and Exchange Commission has declared effective its Registration Statement on Form SB-2 covering 4,292,280 shares of common stock (of which 313,470 are issuable upon exercise of warrants) for the resale of such shares from time to time by selling stockholders.

American CareSource Holdings, Inc. will not receive any proceeds from the resales of shares by the selling stockholders. However, if the warrants are exercised for cash, American CareSource Holdings, Inc. would receive the exercise proceeds.

About American CareSource Holdings, Inc.:

American CareSource Holdings, Inc., the first national, publicly traded ancillary care benefit management company, is a comprehensive ancillary care service provider offering a national network of more than 20,000 ancillary providers. American CareSource Holdings, Inc.'s ancillary network management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both the Federal and local governments. Through its product offerings, American CareSource Holdings, Inc. offers its clients substantial discounts on services rendered through its network of ancillary care providers in more than 30 service categories.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

Contact:
Wayne Schellhammer
Chairman & Chief Executive Officer
American CareSource Holdings, Inc.
Tel. 214-596-2400